EXHIBIT 21

                       ORGANIZATIONAL CHART

                       FNB Banking Company


First National Bank of Griffin:    wholly-owned subsidiary
(the "Griffin Bank")               of FNB Banking Company

Griffin Loans, Inc.                wholly-owned subsidiary
                                   of First National Bank of
                                   Griffin